EXHIBIT 10.6
FIRST AMENDMENT TO THE
RESTATED AND AMENDED
WEST COAST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(Acquired by Columbia State Banking System, Inc.)

Whereas the original Supplemental Executive Retirement Plan Agreement by and between West Coast Bancorp, West Coast Bank and Hadley S. Robbins was entered into effective as of April 1, 2007 (hereafter “Original SERP Agreement”); and

Whereas the parties agreed to restate and amend the Original SERP Agreement in 2009 and entered into the Restated and Amended West Coast Bank Supplemental Executive Retirement Plan effective as of January 1, 2009 (“Restated SERP”); and

Whereas Columbia Banking System, Inc. acquired West Coast Banking System, Inc. and West Coast Bank in approximately April of 2013, and has agreed to assume all liabilities under the Original Agreement; and

Whereas Columbia Banking System, Inc. and Columbia State Bank, its wholly owned subsidiary (hereinafter referred to as “the Bank” or “Employer”), and Hadley S. Robbins (“Executive”) now seek to amend the Restated SERP with this First Amendment to the Restated and Amended West Coast Bank Supplemental Executive Retirement Plan Agreement (“Amendment”), effective this first (1st) day of April, 2014, the parties hereby agree as follows:

RECITATIONS

It is the intent of the parties to not only comply with Internal Revenue Code Section 409A, but also to eliminate any provisions in the Original Agreement which may serve as an incentive for Executive to terminate his employment within the two (2) year Change in Control window. Wherefore, the parties now agree to amend the Original Agreement as follows:

AGREEMENT

The parties now hereby agree to waive all vesting requirements relating to Executive’s required Separation From Service in order to become vested in the Change in Control Benefit under Paragraph 3.5 of the Restated SERP. Because of this immediate vesting in the benefit provided under Paragraph 3.5, the “Amount of Benefit” appearing in 3.5(a) will be deleted and replaced with the following:

(a)	Amount of Benefit. The Change in Control Benefit is an annual benefit equal to thirty-five percent (35%) of the Executive’s base salary for the year 2013.

Executive has elected a lump sum payment pursuant to the provisions of Paragraph 3.5(b) and 3.6 (b), however, the methodology for calculating such lump sum payment under Paragraph 3.6(b)(3) shall be removed in its entirety, and the following language shall replace the existing Paragraph 3.6(b)(3):

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(3) Change in Control Benefit. The present value of the Change in Control Benefit (as of the effective date of this Amendment), as determined using an annual discount rate of six percent (6%) compounded monthly. In addition, whereas the Change in Control benefit pursuant to the Restated SERP was contingent upon a separation from service within two (2) years following a Change in Control, and whereas this condition has been waived, thereby causing Executive to become vested in the benefit under Paragraph 3.5(a) as of the date of this Amendment, the parties now hereby intend to compensate Executive for the period of time between the date of this Amendment and the payment of the Benefit, during which time Executive was not in actual receipt of the Benefit. Therefore, in addition to the present value of the benefit above, Executive shall also receive interest on such amount at the annual rate of six percent (6%) compounded monthly.
The payment date specified in the Restated SERP shall remain unchanged.
Because vesting has been accelerated with respect to the benefit provided under Paragraph 3.5, the entire section entitled “Article 4 Death Benefits”, appearing on pages 7-8 of the Restated SERP shall be deleted in its entirety.
In addition to the forgoing, paragraphs 7.2(a) - (d) appearing on pages 11-12 of the Restated SERP shall be deleted in their entirety and shall be replaced with the following:
(a)Forfeiture in the Event of Breach of Non-Competition Agreement. Notwithstanding any other provision of this Agreement, the Executive Benefit due herein shall be forfeited and no Executive Benefit shall be due the Executive hereunder if the Executive enters into “Competitive Activity” in the Employer's “Market Area” within the two (2) year period beginning on the date of the Executive's Termination of Employment. To the extent Executive is paid an Executive Benefit under this Agreement and breaches this provision, Employer shall not only be excused from paying any future benefit, but Employer shall have the right to seek reimbursement for all amounts previously paid out under this Agreement.
For the purposes of this Agreement, “Competitive Activity” is defined as acting directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of any “Conflicting Organization.” A “Conflicting Organization” shall be any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of Employer, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company). In addition, “Employer’s Market Area” shall be defined as including the following locations, either during Executive’s employment or at the time of Executive’s Separation From Service or Disability:

(i)	Any counties in the States of Washington, Oregon or Idaho in which Employer maintains a branch or other office, and all counties bordering on any such county, or

(ii)	Any counties in other States in which Employer maintains a branch or other office at the time of Executive’s Separation From Service or Disability, and all counties bordering on any such county, or

(iii)
Any other county in which Employer has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Executive is aware due to his employment with Employer.

Executive acknowledges that Employer currently has operations in various counties within the states of Washington, Oregon or Idaho that Employer plans to continue to expand its operations and presence within these states and other states, and that as a member of Employer’s senior management, Executive’s services are integral to these operations and expansion plans.

Finally, Paragraph 10.11(d) shall be deleted in its entirety.
To the extent that any paragraph, term, or provision of the Restated SERP is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said agreement.

WHEREFORE, the Executive and a duly authorized Bank officer have signed this Amendment as of the written date.

Executed at Tacoma, Washington this 27th day of February, 2015.

COLUMBIA STATE BANK

By: /s/ MELANIE J. DRESSEL	Date: February 27, 2015
Authorized Executive
Title: President and Chief Executive Officer

/s/ HADLEY S. ROBBINS February 26, 2015	HADLEY S. ROBBINS
Executive- Signature and Date	Print Name

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